EXPENSE WAIVER AND
                             REIMBURSEMENT AGREEMENT

     AGREEMENT made this 14th day of June 2001, between 1-800-MUTUALS Advisor Series, a Delaware business trust (the "Trust"), on behalf of each series of the Trust (the "Funds") and 1-800-Mutuals, Inc., or MUTUALS.com, Inc., a Texas Corporation (the "Advisor").

     WHEREAS, the Advisor has entered into an Investment Advisory Agreement with the Trust, dated June 14th, 2001 pursuant to which the Advisor provides, or arranges for the provision of, investment advisory and management services to each Fund, and for which it is compensated based on the average daily net assets of each such Fund; and

     WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the total expenses of each Fund of the Trust as listed on Schedule A of the Investment Advisory Agreement between the Trust and the Advisor, as may be amended from time to time; NOW, THEREFORE, the parties hereto agree as follows:

1. Expense Waiver and Reimbursement by the Advisor. The Advisor agrees to reduce all or a portion of its management fee and, if necessary, and to bear certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) associated with operating the Funds to the extent necessary to limit the Funds' annualized expenses of each Fund to the rates reflected in Schedule A to this Agreement.

2. Duty of Fund to Reimburse. Subject to approval by the Funds' Board of Trustees, each Fund agrees to reimburse the Advisor on a monthly basis such deferred fees, including any expenses borne pursuant to paragraph 1 in later periods provided, however, that a Fund is not obligated to pay any such deferred fees more than three years after the end of the fiscal year in which the fee was deferred. The Trust's Board of Trustees shall review quarterly any reimbursement paid to the Advisor with respect to any Fund in such quarter.

3. Assignment. No assignment of this Agreement shall be made by the Advisor without the prior consent of the Trust.

4. Duration and Termination. This Agreement shall be effective for the period from June 14, 2001 to June 14, 2002, and shall continue in effect thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the Investment Company Act of 1940, as amended, (the "Disinterested Trustees") and (ii) have no direct or indirect financial interest in the operation of this Agreement. In the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Disinterested Trustees or by a vote of the majority of the outstanding voting securities of the Trust. This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement between the Advisor and the Trust.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

1-800-MUTUALS ADVISOR SERIES                          MUTUALS.COM, INC.

By: /s/ Joseph C. Neuberger                           By: /s/ Eric P. McDonald
   ------------------------                               ---------------------

Name: Joseph C. Neuberger                             Name: Eric P. McDonald
     ----------------------                                 -----------------

Title: President                                      Title: President


                                   SCHEDULE A


                 Separate Series of 1-800-MUTUALS Advisor Series

Name of Series                                                       Date Added

--------------------------------------------------------------------------------
Generation Wave Aggressive Growth Fund
Generation Wave Growth Fund
Generation Wave Alternative Growth Fund
Generation Wave Balanced Growth Fund
Generation Wave Conservative Growth Fund

     In the event that a Fund's operating expenses (including the investment advisory fee but excluding taxes, interest, brokerage and extraordinary expenses, if any) exceed 1.50% of that Fund's average daily net assets on an annual basis, the Advisor shall reduce the amount of the investment advisory fee or assume expenses of the Fund in the amount of such excess, up to the amount of the investment advisory fee payable by the Fund to the Advisor.